Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143786) pertaining to the 2006 Equity Incentive Plan of Cyclacel Pharmaceuticals, Inc. of our report dated March 31, 2011, with respect to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
London, England
March 31, 2011